Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Shake Shack Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	842,321	$93.19	$78,495,893.99	$147.60 per $1,000,000	$11,586
Total Offering Amounts					$78,495,893.99		$11,586
Total Fee Offsets					—	—	—
Net Fees Due							$11,586

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) of Shake Shack Inc. (the “Company”) as may be offered or issued under the Shake Shack Inc. 2025 Incentive Award Plan (the “Plan”), resulting from any stock split, dividend, recapitalization or other similar transactions which results in an increase in the number of outstanding shares of Class A Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Class A Common Stock as reported on the New York Stock Exchange on June 13, 2024.

(3)	The Company is registering an additional 842,321 shares of Class A Common Stock relating to the Plan. Pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.